Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement Nos. 333-188653 and 333-188654 on Form S-3 and 333-186961 on Form S-8 of Calumet Specialty Products Partners, L.P. of our report dated November 14, 2012, relating to the combined financial statements of Montana Refining Company, Inc. and Great Divide Pipeline Corporation, appearing in the Current Report on Form 8-K/A of Calumet Specialty Products Partners, L.P. dated June 11, 2013.

/s/ Deloitte LLP

Independent Registered Chartered Accountants

June 11, 2013

Calgary, Canada